Exhibit 77(C): Submissions of Matters to a vote of security holders

Supplemental Proxy Information

A joint special meeting of shareholders of the Fund and other funds of the Company was held on December 4, 2014. The joint special meeting was held for the purpose of electing members of the Board.  Shareholders elected the following nine (9) Directors at the joint special meeting:

•	E. Thayer Bigelow
•	Robert B. Calhoun, Jr.
•	Eric C. Fast
•	Daria L. Foster
•	Evelyn E. Guernsey
•	Julie A. Hill
•	Franklin W. Hobbs
•	James M. McTaggart
•	James L.L. Tullis

The results of the proxy solicitation on the preceding matter were as follows:

Lord Abbett Research Fund, Inc.
Nominee	Votes For	Votes Withheld
E. Thayer Bigelow	155,052,405.331	4,114,181.534
Robert B. Calhoun, Jr.	155,252,118.476	3,914,468.389
Eric C. Fast	155,323,258.575	3,843,328.290
Daria L. Foster	155,440,975.695	3,725,611.170
Evelyn E. Guernsey	155,487,623.908	3,678,962.957
Julie A. Hill	150,085,292.444	9,081,294.421
Franklin W. Hobbs	155,333,808.361	3,832,778.504
James M. McTaggart	155,256,176.088	3,910,410.777
James L.L. Tullis	149,842,668.238	9,323,918.627

No Directors other than these elected are now in office.